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                                                                    EXHIBIT 99.2
                              NOTICE OF REDEMPTION
                               TO THE HOLDERS OF

                                PROFFITT'S, INC.

              4 3/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2003

                        REDEMPTION DATE: OCTOBER 6, 1997

                      CONVERSION RIGHT EXPIRES AT 5 P.M.,
                        EASTERN TIME, SEPTEMBER 29, 1997

     NOTICE IS HEREBY GIVEN that in accordance with Article Eleven of the Indenture, dated as of October 26, 1993 (the "Indenture"), between Proffitt's, Inc. (the "Company") and Union Planters National Bank, as Trustee (the "Trustee"), the Company has elected to redeem all of the Company's 4 3/4% Convertible Subordinated Debentures Due 2003 (the "Debentures") on October 6, 1997 (the "Redemption Date"). Capitalized terms used herein and not defined are used as defined in the Indenture.

     The Debentures will be redeemed at a redemption price of 103.1667% of the principal amount thereof, plus interest accruing after May 1, 1997 to the Redemption Date, for a total price of $1,052.1184 for each $1,000 principal amount of Debentures (the "Redemption Price"). On the Redemption Date, the Redemption Price will become due and payable upon each Debenture, or portion thereof, to be redeemed and interest will cease to accrue on and after such date.

     Debentures (or any portion thereof which is $1,000 or an integral multiple thereof) may be converted into the Company's common stock, par value $.10 per share (the "Common Stock"), at a conversion price of $42.70 principal amount of Debentures per share of Common Stock (equivalent to 23.42 shares of Common Stock for each $1,000 principal amount of Debentures). The Company will deliver cash in lieu of any fractional share of Common Stock.

     THE DEBENTURES WILL NOT BE CONVERTIBLE AFTER 5:00 P.M., EASTERN TIME, ON SEPTEMBER 29, 1997.

     Debentures must be surrendered to Union Planters National Bank, as paying and conversion agent (the "Paying and Conversion Agent"), to collect the Redemption Price or to convert the Debentures. A Letter of Transmittal should be used in connection with the surrender of Debentures for conversion and redemption. Debentures are to be surrendered for conversion or redemption at the office of the Paying and Conversion Agent shown below:

        BY HAND OR OVERNIGHT COURIER:                             BY MAIL:
                                                 (registered or certified mail recommended)

         Union Planters National Bank                   Union Planters National Bank
          Corporate Trust Department                     Corporate Trust Department
              6200 Poplar Avenue                                P.O. Box 387
                 Third Floor                              Memphis, Tennessee 38147
           Memphis, Tennessee 38119

     This Notice of Redemption, a Letter of Transmittal and a prospectus have been sent to each holder of record of Debentures. Debenture holders should read the prospectus and instructions to the Letter of Transmittal carefully.

     If any holder requires assistance, has questions or would like to obtain copies of the redemption materials, please contact Beacon Hill Partners, Inc., 90 Broad Street, New York, New York 10004, Attention: Edward McCarthy,
Telephone: (800) 755-5001.

                                                      PROFFITT'S, INC.

Dated: September 5, 1997